Exhibit 99.1
Financial News Release

Contacts:
John McMahon	Annie Leschin/Vanessa Lehr
Advanced Energy Industries, Inc.	Advanced Energy Industries, Inc.
970.407.4670	970.407.6555
John.McMahon@aei.com	ir@aei.com
ADVANCED ENERGY APPOINTS NEW CHIEF FINANCIAL OFFICER
Fort Collins, Colo., August 16, 2010 — Advanced Energy Industries, Inc. (Nasdaq GM: AEIS) today announced that Danny C. Herron has been named executive vice president and chief financial officer. Mr. Herron will start on September 1, 2010 and will report directly to Dr. Hans Betz, chief executive officer.
Mr. Herron has more than 25 years of experience in finance and operations and has spent the past 12 years of his career as chief financial officer for renewable energy and consumer products companies. His most recent position was chief financial officer for Sundrop Fuels, Inc., a solar gasification-based renewable fuels company based in Louisville, Colorado. He previously held the positions of president and chief financial officer of VeraSun, a publicly-traded corn-based ethanol company, chief financial officer at Swift & Company, a $10 billion worldwide beef and pork producer, and chief financial officer at ConAgra Foods, Inc. Beef Division, where he managed the $8.5 billion international division. In his role at Swift, Mr. Herron managed the company’s transition to a stand-alone company after the acquisition from ConAgra Foods, Inc. During Mr. Herron’s previous roles as chief financial officer his notable experience includes merging and integrating companies, raising financing and divesting non-core businesses.
“We are extremely pleased to have Danny join Advanced Energy as our new CFO,” said Dr. Hans Betz, chief executive officer. “Danny brings a unique blend of financial and operational experience that we expect will benefit Advanced Energy as we continue to execute our growth strategy.”
Mr. Herron replaces Lawrence Firestone who resigned from Advanced Energy last week.
About Advanced Energy
Advanced Energy (NASDAQ: AEIS) — is a global leader in innovative power and control technologies for high-growth, thin-film manufacturing and solar-power generation. Advanced Energy is headquartered in Fort Collins, Colorado, with dedicated support and service locations around the world. For more information, go to www.advanced-energy.com.